Exhibit 10.1

SIXTH AMENDMENT TO LEASE

     THIS SIXTH AMENDMENT TO LEASE (this “Sixth Amendment”) is entered into as of this 4th day of June, 2010 (“Execution Date”), by and between BMR-LANDMARK AT EASTVIEW LLC, a Delaware limited liability company (“Landlord”), and REGENERON PHARMACEUTICALS, INC., a New York corporation (“Tenant”).

RECITALS

     A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of December 21, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of October 24, 2007 (the “First Amendment”), that certain Second Amendment to Lease dated as of September 30, 2008 (the “Second Amendment”), that certain Third Amendment to Lease dated as of April 29, 2009 (the “Third Amendment”), that certain Fourth Amendment to Lease dated as of December 3, 2009 (the “Fourth Amendment”), and that certain Fifth Amendment to Lease dated as of February 11, 2010 (the “Fifth Amendment” and, collectively with the Original Lease and the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and as the same may have been further amended, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 735, 745, 755, 765 and 777 Old Saw Mill River Road in Tarrytown, New York (collectively, the “Buildings”, and each a “Building”);

     B. WHEREAS, Tenant desires to lease from Landlord and Landlord desires to lease to Tenant approximately six thousand eight hundred thirty-eight (6,838) rentable square feet of additional space in the 765 Building, consisting of approximately two thousand six hundred ninety-one (2,691) rentable square feet (“Phase 1”, and generally a “Phase”) and approximately four thousand one hundred forty-seven (4,147) rentable square feet (“Phase 2”, and generally a “Phase”), all as shown on Exhibit A attached hereto (Phase 1 and Phase 2 are collectively referred to herein as the “765 Expansion Premises”); and

     C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

     NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

     1. Definitions. For purposes of this Sixth Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Sixth Amendment, is referred to herein as the “Amended Lease.”

     2. 765 Expansion Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the 765 Expansion Premises, effective as of Landlord’s delivery to Tenant of the applicable Phase thereof. Landlord shall use commercially reasonable efforts to deliver Phase 1 to Tenant on the Execution Date, or as soon as reasonably practicable thereafter, and Phase 2 on or before November 30, 2010. Landlord shall provide Tenant with sixty (60) days prior notice of delivery of Phase 2. The Term for the 765 Expansion Premises shall expire on the Term Expiration Date for the New Premises, subject to (a) Tenant’s option to extend the Term of the Lease as provided in Article 44 of the Amended Lease, and (b) Tenant’s termination option set forth in Section 7 below. Upon delivery of Phase 1 to Tenant, the total rentable square feet of space of the Premises located within Building 765 shall be one hundred six thousand eight hundred ninety (106,890) rentable square feet of space and upon delivery of Phase 2 to Tenant the total rentable square feet of space of the Premises located within Building 765 shall be one hundred eleven thousand thirty-seven (111,037) rentable square feet of space.

     3. Tenant’s Pro Rata Shares. From and after the delivery of Phase 1, (a) the Premises shall be deemed to include Phase 1, (b) Tenant’s Pro Rata Share of the 765 Building shall increase from 58.80% to 60.23%, (c) Tenant’s Pro Rata Share of the Existing Project shall increase from 23.50% to 23.83%, (d) Tenant’s Pro Rata Share of the New Project shall remain at 100%, and (e) Tenant’s Pro Rata Share of the Entire Project shall increase from 48.30% to 48.52%. From and after the delivery of Phase 2, (v) the Premises shall be deemed to include the entire 765 Expansion Premises, (w) Tenant’s Pro Rata Share of the 765 Building shall increase from 60.32% to 62.48%, (x) Tenant’s Pro Rata Share of the Existing Project shall increase from 23.85% to 24.36%, (y) Tenant’s Pro Rata Share of the New Project shall remain at 100%, and (z) Tenant’s Pro Rata Share of the Entire Project shall increase from 48.54% to 48.88%. Effective as of the delivery of Phase 1, Section 2.2 of the Lease is hereby deleted in its entirety and replaced with the following:

2.2 The Premises, the Buildings, and certain related terms are defined as follows. In these definitions, each Rentable Area is expressed in rentable square footage. Rentable Area and Tenant’s Pro Rata Shares are all subject to adjustment under this Lease, including under Section 9.2.

Definition or Provision	Means the Following:
“Premises”	Retained Premises, New Premises, Modified Additional Premises, Swap Premises, 755 Premises, Swing Premises, and Phase 1 (of the 765 Expansion Premises)
“Buildings”	735 Building, 745 Building, 755 Building, 765 Building and 777 Building
Rentable Area of Premises	539,822 square feet
Rentable Area of Buildings	117,935 for 735 Building 111,708 for 745 Building 130,877 for 755 Building 177,203 for 765 Building 311,104 for 777 Building
Rentable Area of Existing Project	751,648
Rentable Area of New Project	360,520

Definition or Provision	Means the Following:
Rentable Area of Entire Project	1,112,168
Tenant’s Pro Rata Share of Buildings	100% of 735 Building 100% of 745 Building 100% of 755 Building 60.23% of 765 Building 23.28% of 777 Building
Tenant’s Pro Rata Share of the Existing Project (Based on Retained Premises, Modified Additional Premises, Swap Premises, Swing Premises and Phase 1 Premises only)	23.83%
Tenant’s Pro Rata Share of the New Project (Based on the New Premises and the 755 Premises)	100%
Tenant’s Pro Rata Share of Entire Project	48.52%

Effective as of the delivery of Phase 2, Section 2.2 of the Lease is hereby deleted in its entirety and replaced with the following:

2.2 The Premises, the Buildings, and certain related terms are defined as follows. In these definitions, each Rentable Area is expressed in rentable square footage. Rentable Area and Tenant’s Pro Rata Shares are all subject to adjustment under this Lease, including under Section 9.2.

Definition or Provision	Means the Following:
“Premises”	Retained Premises, New Premises, Modified Additional Premises, Swap Premises, 755 Premises, Swing Premises, and 765 Expansion Premises
“Buildings”	735 Building, 745 Building, 755 Building, 765 Building and 777 Building
Rentable Area of Premises	543,969 square feet
Rentable Area of Buildings	117,935 for 735 Building 111,708 for 745 Building 130,877 for 755 Building 177,203 for 765 Building 311,104 for 777 Building
Rentable Area of Existing Project	751,648
Rentable Area of New Project	360,520

Definition or Provision	Means the Following:
Rentable Area of Entire Project	1,112,168
Tenant’s Pro Rata Share of Buildings	100% of 735 Building 100% of 745 Building 100% of 755 Building 62.48% of 765 Building 23.28% of 777 Building
Tenant’s Pro Rata Share of the Existing Project (Based on Retained Premises, Modified Additional Premises, Swap Premises, Swing Premises and 765 Expansion Premises only)	24.36%
Tenant’s Pro Rata Share of the New Project (Based on the New Premises)	100%
Tenant’s Pro Rata Share of Entire Project	48.88%

     4. Rent.

          a. Basic Annual Rent. Commencing as of the dates set forth below and continuing through the Term, and subject to the provisions of Section 7 hereof, Tenant shall pay Landlord Basic Annual Rent for the 765 Expansion Premises in accordance with the following schedule (in addition to Rent otherwise due under the Lease) and in accordance with the terms for payment of Basic Annual Rent set forth in the Lease. Basic Annual Rent for the 765 Expansion Premises shall increase annually every July 1st by two and one-half percent (2.5%) of the then-current applicable Basic Annual Rent, commencing as of July 1, 2011.

Portion of	Applicable Basic Annual	Rentable	Initial Basic	Total Annual Basic	Total Monthly
Premises	Rent Commencement	s.f. of 765	Annual Rent	Annual Rent
	Date	Expansion	Per Rentable
		Premises	s.f.
Annually
Phase 1	Upon delivery of	2,691	$27.00	$72,657	$6,054.75
	Phase 1			(to be prorated)
Phase 1 and	Upon delivery of	6,838	$27.00	$184,626	$15,385.50
Phase 2	Phase 2			(to be prorated)

          b. Operating Expenses.

          i. In addition to Basic Annual Rent, commencing as of the delivery date of the applicable Phase, Tenant shall pay to Landlord as Additional Rent, at times specified in the Amended Lease, Tenant’s Pro Rata Share of Operating Expenses with respect to the 765 Expansion Premises, or Phase thereof, delivered to Tenant.

          ii. For the avoidance of doubt (i) HVAC for the 765 Expansion Premises, or either Phase thereof, shall be calculated in the same manner as provided in the Amended Lease with respect to the Retained Premises, and (ii) the 765 Expansion Premises, or either Phase thereof, shall be treated as Retained Premises for the purposes of allocation of the CAM Pool Charges in accordance with Exhibit O of the Amended Lease (in each case, as of the applicable commencement date for each such portion of the Premises).

     5. Tenant Improvements. Landlord shall make available to Tenant a tenant improvement allowance equal to One Hundred Seventy Thousand Nine Hundred Fifty Dollars (($170,950), based on Twenty-Five Dollars ($25) per rentable square foot of the 765 Expansion Premises) (the “765 Expansion Allowance”). The 765 Expansion Allowance shall be disbursed in the same manner as the Base TI Allowance under the applicable provisions of Article 5 of the Lease, including, without limitation, the Disbursement Conditions, in order to finance improvements to the 765 Expansion Premises consistent with the provisions of the Lease and the Permitted Use (such improvements, the “765 Expansion Improvements”). Tenant shall be responsible for performing and completing the 765 Expansion Improvements. Tenant shall pay Landlord a construction oversight fee of two and one-half percent (2.5%) of the total cost of the Tenant Improvements, including, without limitation, the 765 Expansion Allowance to the extent disbursed to Tenant, which construction oversight fee may be paid out of the 765 Expansion Allowance.

     6. Parking. The parties acknowledge that, in accordance with the Lease, Tenant shall be entitled to its pro rata share of unreserved parking spaces with respect to the 765 Expansion Premises.

     7. Termination Option. Tenant shall be entitled to terminate the Lease with respect to the entire 765 Expansion Premises effective as of January 1, 2017; provided that (a) Tenant provides Landlord with no less than nine (9) months’ prior written notice and (b) concurrently with such notice, Tenant pays to Landlord an amount equal to One Hundred Twenty-Nine Thousand, Nine Hundred Forty-Two Dollars (($129,942) based on Nineteen Dollars ($19) per rentable square foot of the 765 Expansion Premises). If Tenant timely exercises its option to terminate the Lease with respect to the 765 Expansion Premises, then Tenant shall surrender the applicable Premises to Landlord on the applicable surrender date in the condition required by the Amended Lease for surrendering Premises upon the expiration. Time is of the essence with respect to the exercise of the termination option granted in this Section.

     8. Lease Extension Options. From and after the Execution Date, the first paragraph of Article 44 of the Lease is hereby deleted and replaced with the following:

44. Option to Extend Term. Tenant shall have three (3) options (each, an “Option”) to extend the Term of this Lease (and, in each case, the Term Expiration Date) by five (5) years, in each case on the same terms and conditions as this Lease, except as provided below. If Tenant desires to exercise any Option, Tenant must do so by giving Landlord written notice of such exercise at least one (1) year before the Term would otherwise expire. Tenant may exercise its Option to extend the Term only as to any one or more of the following: (a) the entire Retained Premises, (b) the entire New Whole Building Premises, (c) the entire New Multiple Tenant Building Premises, (d) the Modified Additional Premises, (e) the Swap Premises, (f) the Swing Premises, (g) each full floor of the 755 Premises, and (h) the 765 Expansion Premises. If Tenant fails to exercise an Option with respect to less than all of the Premises and the time to do so has lapsed (or if a Retained Premises Early Termination or a termination pursuant to a Swap Premises Termination Option has occurred), then Tenant shall no longer have an Option with respect to those portions of the Premises for which it failed to exercise an Option. Tenant’s Options for the remaining Premises shall remain in full force and effect.

     9. Condition of Premises. Except as otherwise provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the 765 Expansion Premises with respect to the suitability of the same for the conduct of Tenant’s business. Tenant acknowledges that (a) it is generally familiar with the condition of the 765 Expansion Premises, notwithstanding anything contained in the Amended Lease to the contrary, agrees to take the 765 Expansion Premises in its condition “as is” as of the applicable delivery date. Tenant’s taking of possession of the 765 Expansion Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the same were at such time in good, sanitary and satisfactory condition and repair. Notwithstanding the foregoing, Landlord represents and warrants that the Building Systems in the 765 Expansion Premises (and each Phase thereof) are, and will be, as of the applicable commencement date for each Phase thereof, in good working condition and that the 765 Expansion Premises (and each Phase thereof) are adequately serviced by Utilities and other base building services.

     10. Insurance. From and after the Execution Date, the provisions of Section 22 of the Lease shall apply to all Buildings in which the Premises are located at any time during the Term.

     11. Hazardous Materials. From and after the Execution Date, the second to last sentence of Section 40.1 of the Lease shall be deleted and replaced in its entirety with the following:

Landlord acknowledges that Tenant shall not be responsible for environmental conditions or contamination now or hereafter existing on, under or in the Entire Project, in the New Whole Building, in the New Multiple Tenant Building, in the Retained Premises, in the Modified Additional Premises, in the Swap Premises, in the 755 Premises, in the Swing Premises, or in the 765 Expansion Premises caused by Landlord or tenants other than Tenant or by third parties in the Entire Project prior to the Execution Date or after such date, or for environmental conditions or contamination coming from off-site so long as Tenant, Tenant’s Affiliates, its permitted sublessees or its agents did not cause or contribute to such environmental conditions or contamination.

     12. Broker. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Sixth Amendment, other than Studley (“Broker”) on behalf of Tenant, and each agrees to indemnify, defend and hold the other harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with this Sixth Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker, which commission shall be calculated on the rentable square footage of the 765 Expansion Premises only.

     13. No Default; Authority; Non-Contravention. Each of Landlord and Tenant represents, warrants and covenants that, to the best of its respective knowledge, neither Landlord nor Tenant is in default of any of its respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both), would constitute a default by either Landlord or Tenant thereunder. Each of Landlord and Tenant further represents, warrants and covenants that it has the full power and authority to execute, deliver and comply with the terms of this Sixth Amendment, and doing so will not conflict with or result in the violation of or default under any provision of any agreement or other instrument to which it is a party.

     14. Effect of Amendment. Except as modified by this Sixth Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Sixth Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Sixth Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Sixth Amendment.

     15. Miscellaneous. This Sixth Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Sixth Amendment are included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

     16. Counterparts. This Sixth Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Sixth Amendment to Lease.

LANDLORD:

BMR-LANDMARK AT EASTVIEW LLC,
a Delaware limited liability company

By:	/s/ Matthew McDevitt
Name:	Matthew G. McDevitt
Title:	EVP, Real Estate

TENANT:

REGENERON PHARMACEUTICALS, INC.,
a New York corporation

By:	/s/ Murray Goldberg
Name:	Murray A. Goldberg
Title:	Senior Vice President, Finance & Administration and Chief Financial Officer

EXHIBIT A

765 Expansion Premises

[IMAGE]